PRESS RELEASE - FOR IMMEDIATE RELEASE

                         FOR FURTHER INFORMATION CONTACT
          Essel W. Bailey, Jr., Chairman and CEO, or F. Scott Kellman,
                   Chief Operating Officer, at (734) 887-0200

           OMEGA ANNOUNCES ACTION WITH RESPECT TO RAINTREE HEALTHCARE

                  ANN ARBOR, MICHIGAN - MARCH 14, 2000 - Omega Healthcare Investors, Inc. (NYSE:OHI) ("Omega" or the "Company") announced today that it has taken possession of 30 nursing home and assisted living properties operated by RainTree Healthcare Corporation of Phoenix, Arizona ("RainTree") providing healthcare service to some 2,400 residents in Indiana, Alabama, Texas, Colorado and Arizona. Omega subsidiaries have applied to various state healthcare authorities for licenses to operate and to receive Medicare and Medicaid reimbursement for services delivered. At year end, Omega's investment in properties operated by RainTree was about $78 million and provided 1999 revenues to Omega of $8.5 million.
                  RainTree filed for bankruptcy protection on February 29 and moved to transition leased properties to Omega in connection with proceedings in the bankruptcy court in Phoenix. RainTree operated 35 facilities and had 1999 revenues exceeding $100 million.
                  Omega has contracted with Vencor Operating, Inc. of Louisville, Kentucky to manage the properties and supervise direct patient care.
                  Essel W. Bailey, Jr., President, stated, "We stepped in when it became clear that patient needs could not easily be met on any other basis. By working actively with the management of RainTree, healthcare authorities in the various states and Vencor, we intend to minimize the disruption in patient care."
                  Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 1999, it owned or had mortgages on 256 healthcare and assisted living facilities with more than 27,000 beds located in 28 states and operated by 24 independent healthcare operating companies.

                  This news release contains forward-looking statements that involve risks and uncertainties described from time to time in the SEC reports filed by the Company.

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